Exhibit 10.16
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT is made and entered into as of the 30th day of November, 2007, by and between Bois d’Arc Energy, Inc. a Nevada corporation (“BDE”), and Wayne L. Laufer (“Laufer”).
WHEREAS, Laufer has retired from his employment as the Chief Executive Officer of BDE, effective November 30, 2007; and
WHEREAS, Laufer is willing to provide consulting services to BDE;
NOW, THEREFORE, it is agreed as follows:
1.	Services. Laufer agrees to perform consulting services for a term commencing on the date of this Agreement and ending on November 30, 2008 (the “Term”), on an as-needed basis, with a minimum commitment of ten (10) hours of services per month (the “Services”) and as the Chief Executive Officer of the Company may reasonably request.

2.	Consulting Fees and Expenses. BDE shall pay Laufer a consulting fee of Fifty Thousand Dollars ($50,000.00) per month, payable in monthly installments during the Term of this Agreement, commencing December 1, 2007. The fee due hereunder shall include all expenses of Laufer other than his direct travel expenses which shall be reimbursed to the extent provided in BDE’s travel reimbursement policies.

Laufer authorizes BDE to withhold from each installment of his consulting fee his share of the monthly premium for continuing coverage under the BDE group medical plan, in accordance with Paragraph 12(a)(2) of his Employment Agreement with BDE dated as of July 16, 2004 (the “Employment Agreement”). Laufer authorizes BDE to withhold the premium for the remaining period of coverage (six months) from the final installment of his consulting fee for the period ending November 30, 2008.

3.	Release of Claims under Employment Agreement. In exchange for this Agreement, Laufer fully and forever releases BDE from any claims for severance pay as set forth in Paragraph 12(a)(2) of his Employment Agreement.

4.	Termination. Laufer may terminate this Agreement upon thirty (30) days’ advance written notice to BDE. The Company may terminate Laufer for Cause. In the event of such termination, Laufer shall be entitled to payment only for the Services performed through the date of termination. Upon termination, Laufer shall immediately deliver to BDE Laufer’s work in progress as well as any other materials provided to or created by Laufer under this Agreement.

“Cause” shall mean:
a.	Should Laufer engage in any activity that would in the opinion of BDE constitute a material conflict of interest with BDE’s oil and gas activities in the Gulf of Mexico; or

b.	Should Laufer willfully and continually fail to substantially perform its Services, be grossly negligent in the performance of its Services hereunder, or engage in conduct materially injurious to BDE.
5.	Proprietary Rights. For purposes of this Section 5, “Work Product” shall mean any and all ownership, moral and/or intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks and service marks, patentable inventions, discoveries and other ownership and intellectual property rights in or arising in connection with any ideas, drawings, plans, calculations, technical specifications, works of authorship, inventions, information, marks, photographs, concepts, programming, designs, documentation, technology, or other work product or materials that are created by Laufer in connection with Laufer’s work on behalf of BDE. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product created or provided to BDE during Laufer’s work with BDE shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Laufer’s “Work.” For purposes of this Agreement, “Work” shall mean (1) any direct assignments and required performance by or for BDE, and (2) any other productive output that relates to the business of BDE and is produced during the course of Laufer’s engagement by BDE. For this purpose, Work may be considered present even after normal working hours, away from BDE’s premises, on an unsupervised basis, alone or with others. Unless otherwise provided in a subsequent writing signed by the President of BDE, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

BDE shall own all rights in and to the Work Product. To this end, all Work Product is, was and shall hereafter be, a work made for hire for, and owned by, BDE within the meaning of Title 17, Section 101 of the United States Code, as amended. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Laufer for hire for BDE (or if ownership of all rights therein do not otherwise vest exclusively in BDE immediately), Laufer hereby irrevocably assigns, conveys and otherwise transfers to

BDE, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to such portion of the Work Product and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In accordance with this assignment, BDE shall hold all ownership of all rights, without limitation, in and to all of the Work Product for its own use and for its legal representatives, assigns, and successors, and this assignment shall be binding on and extended to the heirs, assigns, representatives and successors of Laufer. In the event Laufer has any right or interest in the Work Product which cannot be assigned, Laufer agrees to waive enforcement worldwide of any and all such rights or interests against BDE and its respective successors, licensees and assigns, and Laufer hereby exclusively and irrevocably licenses any and all such rights and interests, worldwide, to BDE in perpetuity and royalty-free, along with the unfettered right to sublicense. All such rights are fully assignable by BDE. Laufer hereby agrees that all Work Product is created or developed for the sole use of BDE, and that Laufer has no right to utilize in any manner whatsoever or market in any manner whatsoever any such Work Product. Laufer hereby irrevocably relinquishes for the benefit of BDE and its assigns any moral rights in the Work Product recognized by applicable law. BDE shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.
Laufer agrees to perform upon BDE’s request, during or after Laufer’s Work or engagement, such further acts as may be necessary or desirable to transfer, perfect, and defend BDE’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting BDE’s rights in any Work Product.
Laufer warrants that Laufer’s Work for BDE does not and will not in any way conflict with any remaining obligations Laufer may have with any prior employer or contractor. Laufer also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.
Laufer on behalf of himself and his affiliates, agents, transferees and assigns, does hereby fully release and discharge BDE, its agents, attorneys, officers, directors, predecessors, successors, affiliates, subsidiaries, trustees, transferees and assigns, of and from any claims or causes of action, known or unknown, choate or inchoate, whether arising in whole or in part prior to or after the date of this Agreement, which Laufer has, may have, or may have ever had relating to the Work Product, including any claims or causes of action for copyright, patent, trademark, trade dress, service mark or other intellectual property infringement.
6.	Professional Standards. Laufer hereby agrees that he shall perform the Services in accordance with the standard of care and diligence normally practiced by consultants performing similar services.

7.	Protection of Confidentiality. Laufer acknowledges that BDE’s business depends on the preservation of its trade secrets and other confidential information (the “Confidential Information”). Laufer agrees to at all times protect and preserve as confidential BDE’s Confidential Information. Laufer will not at any time during his engagement by BDE or any time thereafter, without BDE’s prior written authorization, disclose BDE’s Confidential Information to any third party. Laufer shall not at any time use or allow others to use any of the Confidential Information for any purpose other than for the sole benefit of BDE or as otherwise directed by BDE. Laufer shall return BDE’s Confidential Information upon the termination of this Agreement or immediately upon an earlier request by BDE. Laufer shall be bound by the obligations set forth in this Section both during and indefinitely after the term of this Agreement. BDE shall be entitled to obtain injunctive relief, in addition to any other remedies, to remedy any violation of this Section.

8.	Independent Contractor and Authority. Laufer is an independent contractor engaged in the operation of his own business and is not an employee of BDE. This Agreement shall not create the relationship of employer and employee, a partnership or a joint venture between the parties. BDE shall not control or direct the details and means by which Laufer performs his services. Laufer shall determine the time or times during which he will perform its work, and the location where his work will be performed. Laufer acknowledges and agrees that BDE shall not take any action or provide Laufer with any benefits or commitments inconsistent with Laufer’s independent contractor status. In particular, BDE shall not: (i) withhold FICA (Social Security) from Laufer’s payments; (ii) make state or federal unemployment insurance contributions on behalf of Laufer; (iii) withhold state and federal income tax from payment to Laufer; (iv) make disability insurance contributions on behalf of Laufer; (v) obtain workers’ compensation insurance on behalf of Laufer; or (vi) provide health, welfare or retirement benefits to Laufer (except to the extent he has elected continuation coverage pursuant to COBRA for himself and his eligible dependents under BDE’s group medical plan) or his employees, partners or workers. Laufer acknowledges and agrees that BDE is not obligated to take any of the foregoing actions on behalf of Laufer. The parties further agree that Laufer has no general authority to enter into any contract, assume any obligations or make any warranties or representations on behalf of BDE. In addition, Laufer shall not hold himself out or otherwise represent himself as an employee or agent of BDE. Laufer acknowledges that he will not have any access to BDE’s computer system unless such access is specifically granted by BDE. Laufer further acknowledges that any access to BDE’s computer system granted to him ends on the date of termination of the contracting relationship hereunder (or, if earlier, on the date when BDE revokes Laufer’s access).

9.	Taxes, Permits, Etc. Laufer shall be solely responsible for and pay all costs of conducting his business, including but not limited to, the expense and responsibility for any and all applicable insurance, city, county, state and federal licenses, permits, taxes and assessments of any and all regulatory agencies, boards or municipalities. Laufer shall also be solely responsible for the payment of any and all self-employment taxes, payroll taxes, income taxes, unemployment taxes, workers’ compensation taxes, social security taxes and business and occupation taxes, and shall indemnify and hold the Company harmless from paying such taxes.

10.	Non-Exclusive. This Agreement shall not limit Laufer’s right to provide services for others and BDE expressly acknowledges that Laufer may provide similar or identical services to other businesses.

11.	Assignment. Laufer’s rights and duties cannot be assigned to others.

12.	Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO LAUFER:
Wayne L. Laufer
1907 Yacht Haven Road
Friday Harbor, WA. 98250
IF TO BDE:
BOIS d’ARC ENERGY, INC.
600 Travis, Suite 5200
Houston, TX 77022
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.	Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the internal laws of the State of Texas without regard to conflict or choice of law principles of Texas or any other jurisdiction. This Agreement shall be executed in Harris County, Texas and is intended to be performed in Harris County, Texas.

14.	Miscellaneous. This Agreement constitutes the entire agreement between the parties and may be modified only by a written instrument signed by both parties. If any provision of this Agreement is held by a court to be unenforceable, it shall be enforced to the fullest extent allowed by law and the remaining provisions shall not be affected thereby. The prevailing party in any action to enforce this Agreement shall be reimbursed or paid by the other party for its reasonable attorneys’ fees and all costs incurred in connection with such enforcement.

15.	Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same Agreement.
Executed and acknowledged by authorized signers as of the date written above.

Bois d’Arc Energy, Inc.:	Wayne L. Laufer:

/s/ M. JAY ALLISON	/s/ WAYNE L. LAUFER

By: M. Jay Allison	Wayne L. Laufer
Its: Chairman

Date: December 4, 2007	Date: December 4, 2007
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